Exhibit 10.1
[Groupon Letterhead]

May 18, 2026

Adi Rajkumar
Via Email

Dear Adi,

Groupon, Inc. (“Groupon”) is excited to formally offer you an exempt, regular, full-time position as a Chief Operating Officer, reporting to Dusan Senkypl. You will be based remotely in Texas. The terms of the offer are detailed below.

Your start date will be Monday, August 3, 2026 (“Start Date”).

Please be aware that this offer is in consideration for and contingent upon: (i) your returning a signed copy of this letter to Groupon no later than 3 days from the date of this letter or 5 business days before your Start Date, whichever comes first; (ii) if applicable, the successful completion of a pre-employment background check and/or drug screen; (iii) your acknowledgement of and agreement to the Confidentiality, Intellectual Property and Restrictive Covenants Agreement (“CIPRA”) and (if applicable) the Mutual Arbitration Agreement; and (iv) your ability to provide satisfactory proof of your identity and authorization to work in the United States, as required by law. You are responsible for obtaining and maintaining valid work authorization and for promptly notifying the Company of any changes to your work authorization status. Nothing in this letter alters the at-will nature of your employment.

Compensation

Your annualized base salary, prorated for your first year of employment, will be $500,000.00, less withholdings and deductions. Groupon utilizes a semi-monthly payroll (24 pay periods per year).

In further consideration for your agreeing to the terms of the CIPRA, you will be eligible to participate in the Groupon Annual Bonus Plan (the “ABP”) according to the terms and conditions as outlined in the plan, which you will receive during your on-boarding. Your target gross annual bonus potential under the ABP will be up to $150,000.00, pro-rated to your join date for 2026 (with a $50,000 ‘floor’). Your bonus is subject to approval by the Compensation Committee and your continuous employment through the payment date of that bonus. Bonus amounts are currently determined and paid on an annual basis. As such, any bonus amount is not guaranteed.

In addition, you are eligible to receive a cash sign-on bonus in the total gross amount of $150,000.00, less withholdings and deductions, to be paid in three equal installments of $50,000.00, provided you are continuously and actively employed through each applicable payment date, and are meeting performance expectations at the time of payment.

•The first installment of $50,000.00 (the “First Installment”) will be payable on November 15, 2026.
•The second installment of $50,000.00 (the “Second Installment”) will be payable on February 15, 2027.
•The third installment of $50,000.00 (the “Third Installment”) will be payable on May 15, 2027.

•If your employment terminates for any reason before receiving payment of the First, Second, and/or Third Installment, you will no longer be eligible for that installment and any subsequent installments.

Upon approval by the Compensation Committee of the Board of Directors or via delegated authority, Groupon, Inc. will grant you a a joiner equity award of 155,000 shares in the form of PSUs and ERSUs, pursuant to the Groupon, Inc. 2011 Incentive Plan (“Plan”). Fifty percent (50%) of the award will be granted as ERSUs, which will vest one-third annually over the next three years, and fifty percent (50%) of the award will be granted as PSUs, which will cliff vest subject to achievement of the applicable performance conditions. The award will be subject to the terms of the Plan and a form of award agreement that you will be required to sign as a condition of receiving the award.

You will be entitled to participate in the annual long term incentive plan (LTIP), pursuant to the Groupon, Inc. 2011 Incentive Plan (“Plan”). In May 2027 your award will be a minimum of $500,000.00 (in the form of shares).

Groupon reserves the right to modify the terms of your compensation and bonus opportunity in the future.

Benefits

You are eligible to participate in the following Groupon employee benefit plans beginning on the 1st of the month following your Start Date: medical insurance, dental insurance, vision insurance, an employee assistance program, flexible spending accounts, life insurance, short and long-term disability programs, and the 401(k) plan. You are eligible for routine time off beginning on your Start Date. Participation in any benefit program is subject at all times to the terms of any applicable plan or policy. Groupon reserves the right to modify, change, or cease these benefits or begin new benefits in the future.

Employment Conditions and Requirements

Your position is subject to a probationary period of up to three (3) months from your start date. During this time, your performance, conduct, and overall fit for the role will be evaluated. The probationary period may be extended or concluded earlier at the discretion of the company. Please note that completion of the probationary period does not guarantee continued employment. This probationary status has no impact on the schedule for equity vesting, eligibility for bonuses, or any other terms of employment.

At all times, your employment at Groupon will be “at will”, which means either you or Groupon may end the relationship at any time, for any reason or no reason at all, with or without notice. Although your job duties, responsibilities, title, compensation, and benefits may change from time to time, only a duly authorized officer of Groupon can change the “at will” nature of your employment in an express written agreement.

By accepting this offer of employment, you represent and warrant that you will not use or disclose any confidential, proprietary, or trade secret information of any prior employer or use or disclose any information belonging to any third party that Groupon would not have the right to use without restriction.

At all times, you will be subject to all policies, procedures and practices of Groupon, including those in the Global Code of Conduct and Employee Handbook. You also agree that while employed by Groupon, you will: (i) devote your full professional time and attention to Groupon; (ii) not engage in any employment, business or activity that may harm Groupon’s reputation or good name; (iii) not engage in any other employment or consult for any other business without prior written consent from Human Resources; (iv) your acknowledgement of and agreement to the Groupon Sales Onboarding – Business Development Graduation Requirements (if applicable); (v) not serve on any board of directors without prior written consent from Groupon’s General Counsel; and (v) not assist any person or organization in competing with Groupon, in preparing to compete with Groupon, or in hiring any Groupon employees. If, at the time you receive this letter, you are already serving on advisory boards, non-profit boards, for-profit boards or engaged in some other employment or consulting, please disclose this to Human Resources prior to your Start Date so that those commitments can be evaluated under Groupon’s Code of Conduct.

On your Start Date, please provide us with proof of identity and United States work authorization to complete the required Form I-9, Employment Eligibility Verification. Please refer to https://www.uscis.gov/i-9-central/form-i-9-acceptable-documents for a complete list of eligible documentation. Any representations that may have been made to you about the terms of your offer that are not contained in this letter are superseded by this offer, and the terms of this letter can only be modified by a written document signed by you and a duly authorized representative of Groupon.

Please signify your acceptance of this offer by signing and returning this letter to Groupon no later than 3 days from the date of issue or 5 business days prior to your start date; whichever comes first.

Thank you and congratulations!

Sincerely,

/s/ Brandy Nicole Brown

Brandy Brown
Senior Manager, NAM HR
Groupon, Inc.

Accepted and agreed:

/s/ Aditya Rajkumar 05/19/2026
Aditya Rajkumar Date